                                                                    EXHIBIT 11.1

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


                        STATEMENT OF COMPUTATION OF NET
                         INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT


                                                       For the Three Months     For the Six Months
                                                          Ended June 30,           Ended June 30,
                                                     -----------------------  ------------------------
                                                         1996       1995         1996         1995
                                                     ----------- -----------  -----------  -----------
    Net Investment Income                            $   276,026 $   484,492  $   517,987   $  947,988

    Percentage Allocable to Limited Partners                  99%         99%          99%          99%
                                                     ----------- -----------  -----------  -----------
    Net Investment Income Allocable
      to Limited Partners                            $   273,266 $   479,647  $   512,807  $   938,508
                                                     =========== ===========  ===========  ===========
    Weighted Average Number of Limited
      Partnership Units Outstanding                    1,196,564   1,296,999    1,196,564    1,296,999
                                                     =========== ===========  ===========  ===========
    Net Investment Income Per Limited
      Partnership Unit                               $       .23 $      .37   $       .43  $       .72
                                                     =========== ===========  ===========  ===========